UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2019

MODERN MEDIA ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38092	47-1277598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3414 Peachtree Road, Suite 480 Atlanta, GA		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 443-1182

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Modern Media Acquisition Corp. (the “Company”) previously announced that it will hold a special meeting in lieu of the 2018 annual meeting of stockholders on February 8, 2019 at 11:00 a.m., local time, at the offices of Jones Day, located at 1420 Peachtree Street, NE, Suite 800, Atlanta, GA 30309 (the “Special Meeting”) to vote on (i) an amendment (the “Extension Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation (the “charter”) to extend the date by which the Company must consummate a business combination (the “Extension”) for an additional four months, from February 17, 2019 to June 17, 2019 (the “Extended Date”); (ii) an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated as of May 17, 2017, between the Company and Continental Stock Transfer & Trust Company (“Continental”), to extend the date on which Continental must liquidate the trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”) if the Company has not completed a business combination from February 17, 2019 to June 17, 2019; and (iii) a proposal to re-elect John White to serve as a Class I director on the Company’s board of directors until the 2021 annual meeting of stockholders or until his successor is elected and qualified.

On February 4, 2019, the Company announced that if the Extension Amendment and the Trust Amendment are approved, the Company’s sponsor, Modern Media Sponsor, LLC (the “Sponsor”), has agreed to contribute to the Company as a loan $0.0333 for each share of the Company’s common stock issued in the IPO (each, a “Public Share”) that is not redeemed in connection with the stockholder vote to approve the Extension for each month (commencing on February 17, 2019 and on the 17th day of each subsequent calendar month), or portion thereof (on a prorated basis), that is needed by the Company to complete a business combination from February 17, 2019 until the Extended Date (the “Contribution”). For example, if the Company takes until June 17, 2019 to complete its business combination, which would represent four months, the Sponsor would make aggregate Contributions of approximately $2.8 million (assuming no Public Shares are redeemed in connection with the Extension). Each Contribution will be deposited in the trust account on or before the 27th day of each calendar month. Accordingly, if the Extension Amendment and the Trust Amendment are approved, the Extension takes effect and the Company takes the entire time through the Extended Date to complete its initial business combination, then the redemption amount per Public Share as of the Extended Date would be approximately $10.40 per Public Share, in comparison to the current redemption amount of approximately $10.27 per Public Share.

The Contribution is conditional upon the implementation of the Extension. The Contribution will not occur if the Extension Amendment and the Trust Amendment are not approved or the Extension is not completed for any reason. The amount of the Contributions will not bear interest and will be repayable by the Company to the Sponsor upon consummation of the Company’s initial business combination in cash; provided, however, that the Sponsor may, at its option, convert each $1.00 outstanding of the Contribution into one warrant to purchase a share of common stock of the Company on the same terms and conditions as the warrants issued by the Company to the Sponsor in connection with the IPO. The Sponsor will have sole discretion to determine whether to continue extending for additional months until the Extended Date, and if the Sponsor determines not to continue extending for additional months, its obligation to make additional Contributions will terminate and the Company will dissolve and liquidate in accordance with its charter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODERN MEDIA ACQUISITION CORP.

Date: February 4, 2019	By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr. Title: President and Chief Executive Officer